Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 15, 2019 on the 2018 and 2017 consolidated financial statements included in the Annual Report of Inuvo, Inc. on Form 10-K for each of the years in the two-year period ended December 31, 2018. We hereby consent to the incorporation by reference of said report in the Registration Statements of Inuvo, Inc. on Forms S-3 (File No. 333-220317, effective September 8, 2017; File No. 333-220311, effective September 8, 2017; File No. 333-212434, effective date July 21, 2016; File No. 333-175682, effective July 26, 2011; and File No. 333-172571, effective April 4, 2011) and on Forms S-8 (File No. 333-137666, effective September 29, 2006; File No. 333-169158, effective September 2, 2010; File No. 333-179790, effective February 29, 2012; File No. 333-203732, effective April 29, 2015; File No. 333-220313, effective September 1, 2017; and File No. 333-220320, effective September 1, 2017).

March 15, 2019
Clearwater, Florida